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EXHIBIT 24.1

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Jacob Inbar, in his capacity as officer and/or director of AML Communications, Inc., a Delaware corporation, as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute any and all amendments (including post-effective amendments) to this Registration Statement for 1,662,880 shares of Common Stock, par value $0.01 per share, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof with respect to this Registration Statement.

Name and Signature	Title	Date

/s/ JACOB INBAR Jacob Inbar	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 14, 2002
/s/ TIBERIU MAZILU Tiberiu Mazilu PhD	Vice President—Engineering and Director	February 14, 2002
/s/ EDWIN J. McAVOY Edwin J. McAvoy	Vice President—Sales & Marketing and Director	February 14, 2002
/s/ DAVID A. SWOISH David A. Swoish	Controller and Chief Accounting Officer (Principal Financial and Accounting Officer)	February 14, 2002
/s/ DAVID A. DERBY David A. Derby	Director	February 14, 2002
/s/ RICHARD W. FLATOW Richard W. Flatow	Director	February 14, 2002
/s/ GERALD M. STAREK Gerald M. Starek	Director	February 14, 2002

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POWER OF ATTORNEY